Exhibit 99(a)
                    NASD: BOKF

BOK Financial Corporation Reports Quarterly Earnings of $65 million or $0.92 Per Share in the Second Quarter

CEO Commentary
"The second quarter, unlike any in recent memory, demonstrated the effectiveness of our diversified revenue model," said Steven G. Bradshaw, president and chief executive officer. "Record quarters from both our Wealth Management and Mortgage businesses added more than $150 million to fee revenue this quarter, eclipsing our pre-provision net revenue from the same quarter a year ago. In fact, this quarter generated the highest level of pre-provision net revenue in the history of our company, even after normalizing for the impact of the Paycheck Protection Program. Considering the economic environment we find ourselves in today, this is truly a remarkable outcome."

Bradshaw continued, "With more than 40 percent of our company's revenues derived from a host of fee-based businesses, we have the proven ability to generate positive outcomes through all parts of the economic cycle. In this time of margin compression and credit concerns, financial institutions like BOK Financial demonstrate the real power of a diversified business model and sound underwriting methods."

Second Quarter 2020 Financial Highlights
•Net income was $64.7 million or $0.92 per diluted share for the second quarter of 2020 and $62.1 million or $0.88 per diluted share for the first quarter of 2020. Pre-provision net revenue was $215.8 million for the second quarter of 2020 compared to $173.0 million for the prior quarter. The second quarter of 2020 included a pre-tax provision for expected credit losses of $135.3 million compared to $93.8 million in the prior quarter.
•Net interest revenue totaled $278.1 million, an increase of $16.7 million, largely due to the addition of loans related to the Small Business Administration's ("SBA") Paycheck Protection Program ("PPP") that began on April 3, 2020. Net interest margin was 2.83 percent compared to 2.80 percent in the first quarter of 2020. Our ability to move deposit costs down, along with LIBOR remaining elevated early in the second quarter relative to recent Federal Reserve rate cuts and the strategic positioning of our balance sheet, has allowed us to combat much of the market pressure on our margin.
•Fees and commissions revenue totaled $213.7 million, an increase of $21.0 million. Low mortgage interest rates continued to drive increases in mortgage banking revenue of $16.8 million and related bond trading activity of $9.5 million over the first quarter of 2020. These increases were partially offset by a reduction in service charges, largely due to "shelter in place" impacts coupled with proactive waivers of fees that were extended as a courtesy to our customers during the COVID-19 pandemic.
•Operating expense was $295.4 million, an increase of $26.8 million. Personnel expense increased $20.1 million, including an $11.0 million increase in incentive compensation expense reflecting the growth in our trading activity. Non-personnel expense increased $6.7 million compared to the first quarter of 2020. Increases in mortgage banking costs and occupancy and equipment expense were partially offset by a decrease in business promotion expense.
•Changes in the fair value of mortgage servicing rights and related economic hedges provided $9.3 million during the second quarter of 2020. A $7.4 million increase in the fair value of securities and derivative contracts held as an economic hedge and $2.7 million of related net interest revenue, were partially offset by a $761 thousand decrease in the fair value of mortgage servicing rights.

•We have implemented programs to help our customers through this uncertain time. We are actively participating in programs initiated by the Coronavirus Aid, Relief and Economic Security Act ("CARES Act"), including the SBA's PPP. Average loans for the second quarter increased $2.2 billion to $24.1 billion with $1.7 billion of those being PPP loans. Period-end loans increased $1.7 billion to $24.2 billion. Period-end PPP loans were $2.1 billion. We have also granted $1.2 billion in forbearance requests from customers as of June 30, including $704 million of commercial loans, $398 million in commercial real estate loans and $143 million in loans to individuals.
•The allowance for loan losses totaled $436 million or 1.80 percent of outstanding loans at June 30, 2020. The combined allowance for loan losses and accrual for off-balance sheet credit risk from unfunded loan commitments was $469 million or 1.94 percent of outstanding loans at June 30, 2020. Excluding PPP loans, the allowance for loan losses was 1.97 percent of outstanding loans and the combined allowance for loan losses and accrual for off-balance sheet credit risk from unfunded loan commitments was 2.12 percent. At March 31, 2020, the allowance for loan losses was $315 million or 1.40 percent of outstanding loans. The combined allowance for loan losses and accrual for off-balance sheet credit risk from unfunded loan commitments was $344 million or 1.53 percent of outstanding loans.
•Average deposits increased $4.5 billion to $32.7 billion and period-end deposits increased $4.6 billion to $33.9 billion. An estimated $2.7 billion of this growth was related to CARES Act funding, with the remainder due to growth from our broader customer base.
•The company's common equity Tier 1 capital ratio was 11.41 percent at June 30, 2020. In addition, the company's Tier 1 capital ratio was 11.41 percent, total capital ratio was 13.40 percent, and leverage ratio was 7.74 percent at June 30, 2020. At March 31, 2020, the company's common equity Tier 1 capital ratio was 10.98 percent, Tier 1 capital ratio was 10.98 percent, total capital ratio was 12.65 percent, and leverage ratio was 8.15 percent.

Second Quarter 2020 Business Segment Highlights
•Commercial Banking contributed $81.0 million to net income, an increase of $6.0 million over the first quarter. While net interest revenue decreased $6.3 million, fees and commissions revenue increased $5.1 million. Customer reaction to the volatile price environment drove an increase of $4.4 million in customer hedging revenue this quarter. Other gains (losses), net also increased $4.6 million, primarily related to an impairment of an alternative investment in the first quarter. Operating expense increased $2.2 million, largely due to incentive compensation.
•Consumer Banking contributed $31.9 million to net income, an increase of $9.0 million over the first quarter. Net interest revenue decreased $4.7 million; however, fees and commissions revenue increased $12.1 million. Mortgage banking revenue increased $16.8 million following another strong quarter for mortgage loan production. Low mortgage interest rates continue to increase volume, particularly around refinances, which is responsible for 71 percent of the volume in the second quarter. The large increase in refinance demand, which reduced industry-wide capacity, has led to the ability to increase margins. Gain on sale margin increased 159 basis points to 3.65 percent. This increase was partially offset by a decrease in service charges as we waived certain fees in the second quarter to help customers throughout this uncertain time. Changes in the fair value of mortgage servicing rights and related economic hedges provided $9.3 million during the second quarter of 2020. Operating expense increased $4.1 million, primarily due to an increase in mortgage banking costs.
•Wealth Management contributed $33.4 million to net income, an increase of $10.8 million over the first quarter. Net interest revenue increased $8.0 million and fees and commissions increased $8.9 million. Lower interest rates drove record increases in industry-wide mortgage loan production volume during the second quarter. We increased our trading pipeline to provide greater liquidity to the housing market. As a result, trading revenue increased $9.5 million. Trust fees and commissions decreased $3.2 million as we waived certain fees for our customers and market conditions led to reduction in trust revenue. Operating expense increased $2.4 million, primarily due to incentive compensation costs related to increased trading activity partially offset by lower business promotion expense.

Net Interest Revenue
Net interest revenue was $278.1 million for the second quarter of 2020, a $16.7 million increase compared to the first quarter of 2020. PPP loans added $13.6 million to net interest revenue in the second quarter.
Average earning assets increased $1.9 billion compared to the first quarter of 2020. Average loan balances increased $2.2 billion, largely due to the influx of PPP loans. Available for sale securities increased $816 million as we have adjusted our balance sheet for the current rate environment. Fair value option securities, held as an economic hedge of the changes in fair value of our mortgage servicing rights, decreased $1.0 billion. In addition, receivables from unsettled securities sales, primarily related to our U.S. agency residential mortgage-backed trading operations, increased $1.6 billion. Growth in average earning assets and non-interest bearing receivables was largely funded by a $2.2 billion increase in interest-bearing deposits. Other borrowings decreased $3.0 billion, primarily due to a decrease in funds borrowed from the Federal Home Loan Bank, partially offset by an increase in PPP loans funded through the Federal Reserve's PPP Liquidity Facility. Funds purchased and repurchase agreements increased $2.0 billion.
Net interest margin was 2.83 percent compared to 2.80 percent in the previous quarter. The reduction in deposit costs, LIBOR remaining elevated early in the second quarter, and the strategic positioning of our balance sheet, have combined to reduce the pressure on margin. PPP loans added one basis point to net interest margin.
The yield on average earning assets was 3.12 percent, a 61 basis point decrease from the prior quarter as we start to see the effects of the recent Federal Reserve rate cuts. The loan portfolio yield was 3.63 percent, down 87 basis points. The yield on the available for sale securities portfolio decreased 19 basis points to 2.29 percent.
Funding costs were 0.37 percent, down 82 basis points. The cost of interest-bearing deposits decreased 64 basis points to 0.34 percent. The cost of other borrowed funds was down 117 basis points to 0.30 percent. The benefit to net interest margin from assets funded by non-interest liabilities was 8 basis points for the second quarter of 2020 compared to 26 basis points for the first quarter of 2020.

Fees and Commissions Revenue
Fees and commissions revenue totaled $213.7 million for the second quarter of 2020, an increase of $21.0 million over the first quarter of 2020, led by significant growth in mortgage banking and brokerage and trading revenue.
Declining interest rates have propelled mortgage production, particularly refinance activities, and have allowed for margin expansion. Mortgage banking revenue increased $16.8 million to $53.9 million compared to the prior quarter. Mortgage loan production volume was $1.1 billion for the second quarter of 2020, an increase of 2 percent over an already very strong first quarter. Refinances grew to 71 percent of our production volume compared to 57 percent in the prior quarter. Gain on sale margin increased 159 basis points to 3.65 percent as industry-wide capacity constraints have eased pricing competition.

Brokerage and trading revenue increased $11.2 million to $62.0 million. We continue to grow our relationships with mortgage originators by providing liquidity and financial instruments to help them manage their pipeline risk. Trading revenue, primarily related to sales of residential mortgage-backed securities guaranteed by U.S. government agencies and related derivative instruments, increased $9.5 million. Industry-wide mortgage loan production increased in the second quarter driven by the lower rates as the Federal Reserve stepped in to provide market stability. We increased our bond trading pipeline to provide greater liquidity to the housing market during a time of record loan production volumes. Customer hedging revenue also increased $3.0 million as existing customers increased hedging activities in the volatile environment.
Deposit service charges decreased $4.1 million compared to the first quarter. In order to help our customers during uncertain times, we proactively waived certain fees during the second quarter.
Fiduciary and asset management revenue decreased $3.2 million compared to the first quarter of 2020. As a result of the significant decline in interest rates, we provided $1.1 million in fee waivers during the second quarter. In addition, asset volumes and market conditions have affected our trust revenues. These decreases were partially offset by an increase in seasonal tax preparation fees.

Operating Expense
Total operating expense was $295.4 million for the second quarter of 2020, an increase of $26.8 million compared to the first quarter of 2020.
Personnel expense increased $20.1 million. Incentive compensation increased $22.3 million. Cash based incentive compensation increased $11.0 million, primarily due to increased residential mortgage-backed securities trading activity. Deferred compensation, which is largely offset by an increase in the value of related investments included in Other gains (losses), net, increased $11.6 million. Regular compensation increased $1.5 million. Employee benefits decreased $3.8 million, primarily due to a seasonal decrease in payroll taxes.
Non-personnel expense increased $6.7 million compared to the first quarter of 2020. Mortgage banking costs increased $5.1 million. Accruals related to default servicing and loss mitigation costs on loans serviced for others increased $2.8 million due to changes in our portfolio and loan counts, delinquency levels, and additional accruals related to losses on loans in forbearance. Increased amortization of mortgage servicing rights from actual prepayments also added $1.7 million to mortgage banking costs during the second quarter of 2020. Occupancy and equipment expense increased $4.6 million as impairment charges were incurred on two leases where assumptions regarding subleasing changed due to deteriorating economic conditions. We also made a charitable contribution of $3.0 million to the BOKF Foundation in the second quarter. These increases were partially offset by a decrease of $4.3 million in business promotion costs, largely related to reduced travel and entertainment expenses.

Loans, Deposits and Capital
Loans
Outstanding loans were $24.2 billion at June 30, 2020, up $1.7 billion over March 31, 2020, primarily due to a $2.1 billion increase from PPP loans, partially offset by paydowns in the commercial portfolio.

Outstanding core commercial loan balances decreased $637 million or 4 percent compared to March 31, 2020, primarily due to paydowns during the second quarter. Although the primary source of repayment of our commercial loan portfolio is the on-going cash flow from operations of the customer's business, loans are generally governed by a borrowing base and secured by the customer’s assets.
General business loans decreased $448 million to $3.1 billion or 13 percent of total loans. General business loans include $1.7 billion of wholesale/retail loans and $780 million of loans from other commercial industries. Broad paydowns across our core commercial and industrial loan book contracted the portfolio.
Services loan balances decreased $176 million to $3.8 billion or 16 percent of total loans. Services loans consist of a large number of loans to a variety of businesses, including Native American tribal and state and local municipal government entities, Native American tribal casino operations, educational services, consumer services and commercial services.
Although not a significant portion of our commercial portfolio, our services and general business loans also include areas we consider to be more exposed to the economic slowdown as a result of the social distancing measures in place to combat the COVID-19 pandemic such as entertainment and recreation, retail, hotels, churches, airline travel, and higher education that are dependent on large social gatherings to remain profitable. This represents less than 7 percent of our total portfolio. Some of these borrowers have participated in the PPP, which has provided some measure of relief. We will continue to monitor these areas closely in the coming months.

Energy loan balances decreased $138 million to $4.0 billion or 16 percent of total loans as the current commodity price environment dampened demand for new loans and borrowers focused on paying down debt to reduce leverage. Supporting the energy industry has been a hallmark of the Company for over a century. The majority of this portfolio is first lien, senior secured, reserve-based lending to oil and gas producers, which we believe is the lowest risk form of energy lending. Approximately 62 percent of committed production loans are secured by properties primarily producing oil. The remaining 38 percent is secured by properties primarily producing natural gas. Unfunded energy loan commitments were $2.5 billion at June 30, 2020, a $222 million decrease compared to March 31, 2020, primarily due to semi-annual borrowing base redeterminations completed during the second quarter.
Healthcare sector loan balances increased $124 million to $3.3 billion or 14 percent of total loans, primarily due to growth in balances from hospital systems. Our healthcare sector loans primarily consist of $2.4 billion of senior housing and care facilities, including independent living, assisted living and skilled nursing. Generally we loan to borrowers with a portfolio of multiple facilities that serves to help diversify risks specific to a single facility. The remaining balance is composed of hospitals and other medical service providers impacted by a deferral of elective procedures. The CARES Act does include multiple revenue enhancement measures for both hospitals and skilled nursing facilities as they manage through the risks of the virus.
Commercial real estate loan balances were up $104 million over March 31, 2020 and represent 19 percent of total loans at June 30, 2020. Multifamily residential loans, our largest exposure in commercial real estate, increased $125 million to $1.4 billion at June 30, 2020. Paydowns from refinances into the permanent market slowed during the second quarter. Loans secured by office buildings increased $12 million to $974 million. Loans secured by other commercial real estate properties decreased $32 million to $533 million. Loans secured by retail facilities were $780 million at June 30, 2020, largely unchanged from the prior quarter. Loans secured by retail facilities and office buildings may be impacted by measures being taken to hinder the spread of the virus as well as changes in consumer behavior.

Loans to individuals increased $144 million, primarily due to an increase in residential mortgage loans guaranteed by U.S. government agencies. The Company may repurchase loans previously sold into GNMA mortgage pools when certain defined delinquency criteria are met. Because of this repurchase right, the Company is deemed to have regained effective control over these loans and must include them on the Consolidated Balance Sheet. Loans to individuals represent 14 percent of total loans at June 30, 2020.
Deposits
Period-end deposits totaled $33.9 billion at June 30, 2020, a $4.6 billion increase over March 31, 2020. Inflows resulting from PPP loans and government stimulus payments during the pandemic, along with additional core deposit growth as customers maintain higher balances, have all contributed to the significant increase in deposits. Interest-bearing transaction account balances grew by $2.3 billion and demand deposit balances increased $2.2 billion. Average deposits were $32.7 billion at June 30, 2020, a $4.5 billion increase compared to March 31, 2020. Average demand deposit balances grew by $2.3 billion and interest-bearing transaction deposits increased $1.9 billion.
Capital
The company's common equity Tier 1 capital ratio was 11.41 percent at June 30, 2020. In addition, the company's Tier 1 capital ratio was 11.41 percent, total capital ratio was 13.40 percent, and leverage ratio was 7.74 percent at June 30, 2020. We have elected to delay the regulatory capital impact of the transition of the allowance for credit losses from the incurred loss methodology to CECL for two years, followed by a three-year transition period, which added 30 basis points to the company's common equity tier 1 capital ratio at June 30. At March 31, 2020, the company's common equity Tier 1 capital ratio was 10.98 percent, Tier 1 capital ratio was 10.98 percent, total capital ratio was 12.65 percent, and leverage ratio was 8.15 percent.
The company's tangible common equity ratio, a non-GAAP measure, was 8.79 percent at June 30, 2020 and 8.39 percent at March 31, 2020. The tangible common equity ratio is primarily based on total shareholders' equity, which includes unrealized gains and losses on available for sale securities. The company has elected to exclude unrealized gains and losses from available for sale securities from its calculation of Tier 1 capital for regulatory capital purposes, consistent with the treatment under the previous capital rules.
The company paused share repurchases through the second quarter of 2020. The company repurchased 442,000 shares at an average price of $75.52 in the first quarter of 2020. We view share buybacks opportunistically, but within the context of maintaining our strong capital position.

Credit Quality
The Company adopted FASB Accounting Standard Update No. 2016-13, Financial Instruments – Credit Losses (Topic 326): Assets Measured at Amortized Cost ("CECL") on January 1, 2020. CECL requires recognition of expected credit losses on assets carried at amortized cost over their expected lives. The previous incurred loss model incorporated only known information as of the balance sheet date. CECL uses models to measure the probability of default and loss given default over a 12-month reasonable and supportable forecast period. Models incorporate base case, downside and upside macroeconomic variables such as real gross domestic product ("GDP") growth, civilian unemployment rate and West Texas Intermediate ("WTI") oil prices on a probability weighted basis.

The provision for credit losses was $135.3 million for the second quarter of 2020, with $138.8 million related to lending activities. Changes in our reasonable and supportable forecasts of macroeconomic variables, primarily due to the anticipated impact of the on-going COVID-19 pandemic, and other assumptions, required a provision of $54.6 million. All other changes totaled $84.2 million, which included $14.4 million primarily due to increased specific impairment of energy loans, portfolio changes of $55.7 million primarily due to changes in risk grades related to energy loans, partially offset by the impact of a decrease in loan balances, and net charge-offs of $14.1 million. The provision related to lending activities was partially offset by a $3.6 million decrease in the accrual for expected credit losses from mortgage banking activities. During the second quarter, the Company sold certain mortgage servicing rights related to residential mortgage loans transferred to mortgage-backed securities. These servicing rights expose the Company to credit risk for amounts that exceed the U.S. government agency guarantees.
Our base case reasonable and supportable forecast includes an 18 percent increase in GDP and an 8.4 percent civilian unemployment rate in the third quarter of 2020, as adjusted for the impact of government stimulus programs. Our forward twelve month forecast through the second quarter of 2021 assumes a 5.0 percent increase in GDP and an 8.5 percent civilian unemployment rate. WTI oil prices are projected to generally follow the NYMEX forward curve that existed at the end of June 2020, $38.99 per barrel for delivery in the third quarter of 2020 and increasing to $40.13 per barrel for delivery in the second quarter of 2021. Our downside reasonable and supportable forecast reflects a more severe and prolonged disruption in economic activity than the base case and includes a 6.0 percent increase in GDP and a 9.7 percent adjusted civilian unemployment rate in the third quarter of 2020. Our forward twelve month forecast through the second quarter of 2021 assumes a 6.0 percent increase in GDP and a 10.0 percent civilian unemployment rate. WTI oil prices are projected to range from $33.99 per barrel for delivery in the third quarter of 2020 to $34.63 per barrel for delivery in the second quarter of 2021.

The allowance for loan losses totaled $436 million or 1.80 percent of outstanding loans and 175 percent of nonaccruing loans at June 30, 2020, excluding residential mortgage loans guaranteed by U.S. government agencies. The combined allowance for loan losses and accrual for off-balance sheet credit risk from unfunded loan commitments was $469 million or 1.94 percent of outstanding loans and 188 percent of nonaccruing loans at June 30, 2020. The combined allowance for credit losses attributed to energy was 4.44 percent of outstanding energy loans at June 30. Excluding PPP loans, the allowance for loan losses was 1.97 percent of outstanding loans and the combined allowance for loan losses and accrual for off-balance sheet credit risk from unfunded loan commitments was 2.12 percent.

At March 31, 2020, the allowance for loan losses was $315 million or 1.40 percent of outstanding loans and 199 percent of nonaccruing loans, excluding loans guaranteed by U.S. government agencies. The combined allowance for loan losses and accrual for off-balance sheet credit risk from unfunded loan commitments was $344 million or 1.53 percent of outstanding loans and 217 percent of nonaccruing loans.
Nonperforming assets totaled $405 million or 1.68 percent of outstanding loans and repossessed assets at June 30, 2020, compared to $292 million or 1.30 percent at March 31, 2020. Nonperforming assets that are not guaranteed by U.S. government agencies totaled $285 million or 1.19 percent of outstanding loans and repossessed assets at June 30, 2020, compared to $195 million or 0.87 percent at March 31, 2020.

Nonaccruing loans were $255 million or 1.16 percent of outstanding loans at June 30, 2020. Nonaccruing commercial loans totaled $202 million or 1.43 percent of outstanding commercial loans. Nonaccruing commercial real estate loans totaled $14.0 million or 0.31 percent of outstanding commercial real estate loans. Nonaccruing loans to individuals totaled $39 million or 1.17 percent of outstanding loans to individuals.
Nonaccruing loans increased $92 million from March 31, 2020, primarily due to a $67 million increase in nonaccruing energy loans and a $13 million increase in nonaccruing services loans. New nonaccruing loans identified in the second quarter totaled $124 million, offset by $16 million in payments received, $16 million in charge-offs and $1.1 million of foreclosures.
Potential problem loans, which are defined as performing loans that, based on known information, cause management concern as to the borrowers' ability to continue to perform, totaled $626 million at June 30, compared to $293 million at March 31. The increase largely resulted from energy and service sector loans. Oil prices remained depressed during April and May during our semi-annual borrowing base redeterminations resulting in credit quality migration in the energy portfolio. While prices have subsequently improved, the pricing environment remains fragile and tied to the continued economic recovery.
Net charge-offs were $14.1 million or 0.25 percent of average loans on an annualized basis for the second quarter of 2020, excluding PPP loans. Net charge-offs were $17.2 million or 0.31 percent of average loans on an annualized basis for the first quarter of 2020. Gross charge-offs were $15.6 million for the second quarter compared to $18.9 million for the previous quarter. Recoveries totaled $1.5 million for the second quarter of 2020 and $1.7 million for the first quarter of 2020.

Securities and Derivatives
The fair value of the available for sale securities portfolio totaled $12.5 billion at June 30, 2020, a $218 million decrease compared to March 31, 2020. At June 30, 2020, the available for sale securities portfolio consisted primarily of $9.1 billion of residential mortgage-backed securities fully backed by U.S. government agencies and $3.3 billion of commercial mortgage-backed securities fully backed by U.S. government agencies. At June 30, 2020, the available for sale securities portfolio had a net unrealized gain of $487 million compared to $436 million at March 31, 2020.
The company also maintains a portfolio of residential mortgage-backed securities issued by U.S. government agencies and interest rate derivative contracts as an economic hedge of the changes in the fair value of our mortgage servicing rights. This portfolio of fair value option securities decreased $981 million to $723 million at June 30, 2020.
The net economic benefit of the changes in the fair value of mortgage servicing rights and related economic hedges was $9.3 million during the second quarter of 2020, including a $7.4 million increase in the fair value of securities and derivative contracts held as an economic hedge, $761 thousand decrease in the fair value of mortgage servicing rights, and $2.7 million of related net interest revenue. The completion of a sale of mortgage servicing rights on $1.6 billion of unpaid principal balance, primarily related to loans guaranteed by the Veteran's Administration, was a large contributor to the increase in the fair value of contracts held as an economic hedge. Interest rate movements between the date we established the transaction price and the closing date of the sale produced positive results.

Conference Call and Webcast
The company will hold a conference call at 9 a.m. Central time on July 22, 2020 to discuss the financial results with investors. The live audio webcast and presentation slides will be available on the company’s website at www.bokf.com. The conference call can also be accessed by dialing 1-201-689-8471. A conference call and webcast replay will also be available shortly after conclusion of the live call at www.bokf.com or by dialing 1-412-317-6671 and referencing conference ID # 13706496.

About BOK Financial Corporation
BOK Financial Corporation is a $46 billion regional financial services company headquartered in Tulsa, Oklahoma with $79 billion in assets under management and administration. The company's stock is publicly traded on NASDAQ under the Global Select market listings (BOKF). BOK Financial Corporation's holdings include BOKF, NA; BOK Financial Securities, Inc., BOK Financial Private Wealth, Inc. and BOK Financial Insurance, Inc. BOKF, NA operates TransFund, Cavanal Hill Investment Management and BOK Financial Asset Management, Inc. BOKF, NA operates banking divisions across eight states as: Bank of Albuquerque; Bank of Oklahoma; Bank of Texas; and BOK Financial in Arizona, Arkansas, Colorado, Kansas and Missouri; as well as having limited purpose offices in Nebraska, Milwaukee and Connecticut. Through its subsidiaries, BOK Financial Corporation provides commercial and consumer banking, brokerage trading, investment, trust and insurance services, mortgage origination and servicing, and an electronic funds transfer network. For more information, visit www.bokf.com.
The company will continue to evaluate critical assumptions and estimates, such as the appropriateness of the allowance for credit losses and asset impairment as of June 30, 2020 through the date its financial statements are filed with the Securities and Exchange Commission and will adjust amounts reported if necessary.

This news release contains forward-looking statements that are based on management's beliefs, assumptions, current expectations, estimates and projections about BOK Financial Corporation, the financial services industry, the economy generally and the expected or potential impact of the novel coronavirus (COVID-19) pandemic, and the related responses of the government, consumers, and others, on our business, financial condition and results of operations. Words such as “anticipates,” “believes,” “estimates,” “expects,” “forecasts,” “plans,” “projects,” “will,” “intends,” variations of such words and similar expressions are intended to identify such forward-looking statements. Management judgments relating to and discussion of the provision and allowance for credit losses, allowance for uncertain tax positions, accruals for loss contingencies and valuation of mortgage servicing rights involve judgments as to expected events and are inherently forward-looking statements. Assessments that acquisitions and growth endeavors will be profitable are necessary statements of belief as to the outcome of future events based in part on information provided by others which BOK Financial has not independently verified. These various forward-looking statements are not guarantees of future performance and involve certain risks, uncertainties, and assumptions which are difficult to predict with regard to timing, extent, likelihood and degree of occurrence. Therefore, actual results and outcomes may materially differ from what is expected, implied or forecasted in such forward-looking statements. Internal and external factors that might cause such a difference include, but are not limited to changes in government, consumer or business responses to, and ability to treat or prevent further outbreak of the COVID-19 pandemic, changes in commodity prices, interest rates and interest rate relationships, inflation, demand for products and services, the degree of competition by traditional and nontraditional competitors, changes in banking regulations, tax laws, prices, levies and assessments, the impact of technological advances, and trends in customer behavior as well as their ability to repay loans. BOK Financial Corporation and its affiliates undertake no obligation to update, amend or clarify forward-looking statements, whether as a result of new information, future events, or otherwise.

                   Exhibit 99(b)

BALANCE SHEETS -- UNAUDITED
BOK FINANCIAL CORPORATION
(In thousands)

	June 30, 2020	Mar. 31, 2020
ASSETS
Cash and due from banks	$762,453	$670,500
Interest-bearing cash and cash equivalents	485,319	302,577
Trading securities	1,196,105	2,110,585
Investment securities, net of allowance	267,988	272,576
Available for sale securities	12,475,919	12,694,277
Fair value option securities	722,657	1,703,238
Restricted equity securities	125,683	390,042
Residential mortgage loans held for sale	319,357	204,720
Loans:
Commercial	14,158,510	14,795,975
Commercial real estate	4,554,144	4,450,085
Paycheck protection program	2,081,428	—
Loans to individuals	3,361,808	3,217,910
Total loans	24,155,890	22,463,970
Allowance for loan losses	(435,597)	(315,311)
Loans, net of allowance	23,720,293	22,148,659
Premises and equipment, net	550,230	546,093
Receivables	226,934	207,341
Goodwill	1,048,091	1,048,091
Intangible assets, net	123,595	121,807
Mortgage servicing rights	97,971	110,828
Real estate and other repossessed assets, net	35,330	36,744
Derivative contracts, net	651,553	922,716
Cash surrender value of bank-owned life insurance	393,741	391,006
Receivable on unsettled securities sales	1,863,719	2,171,881
Other assets	752,936	1,065,481
TOTAL ASSETS	$45,819,874	$47,119,162

LIABILITIES AND EQUITY
Deposits:
Demand	$11,992,165	$9,821,582
Interest-bearing transaction	18,850,418	16,596,292
Savings	696,971	593,805
Time	2,352,760	2,232,473
Total deposits	33,892,314	29,244,152
Funds purchased and repurchase agreements	1,357,602	4,583,768
Other borrowings	3,173,563	5,529,554
Subordinated debentures	275,973	275,942
Accrued interest, taxes and expense	365,634	309,236
Due on unsettled securities purchases	599,510	537,709
Derivative contracts, net	610,020	1,213,445
Other liabilities	440,835	391,196
TOTAL LIABILITIES	40,715,451	42,085,002
Shareholders' equity:
Capital, surplus and retained earnings	4,726,679	4,694,956
Accumulated other comprehensive gain	370,316	331,292
TOTAL SHAREHOLDERS' EQUITY	5,096,995	5,026,248
Non-controlling interests	7,428	7,912
TOTAL EQUITY	5,104,423	5,034,160
TOTAL LIABILITIES AND EQUITY	$45,819,874	$47,119,162

AVERAGE BALANCE SHEETS -- UNAUDITED
BOK FINANCIAL CORPORATION
(in thousands)

	Three Months Ended
	June 30, 2020	Mar. 31, 2020	Dec. 31, 2019	Sept. 30, 2019	June 30, 2019
ASSETS
Interest-bearing cash and cash equivalents	$619,737	$721,659	$573,203	$500,823	$535,491
Trading securities	1,871,647	1,690,104	1,672,426	1,696,568	1,757,335
Investment securities, net of allowance	268,947	282,265	298,567	308,090	328,482
Available for sale securities	12,480,065	11,664,521	11,333,524	10,747,439	9,435,668
Fair value option securities	786,757	1,793,480	1,521,528	1,553,879	898,772
Restricted equity securities	273,922	429,133	479,687	476,781	413,812
Residential mortgage loans held for sale	288,588	129,708	203,535	203,319	192,102
Loans:
Commercial	14,502,652	14,452,851	14,344,534	14,507,185	14,175,057
Commercial real estate	4,543,511	4,346,886	4,532,649	4,652,534	4,656,861
Paycheck protection program	1,699,369	—	—	—	—
Loans to individuals	3,353,960	3,143,286	3,358,817	3,253,199	3,172,487
Total loans	24,099,492	21,943,023	22,236,000	22,412,918	22,004,405
Allowance for loan losses	(367,583)	(250,338)	(205,417)	(201,714)	(205,532)
Loans, net of allowance	23,731,909	21,692,685	22,030,583	22,211,204	21,798,873
Total earning assets	40,321,572	38,403,555	38,113,053	37,698,103	35,360,535
Cash and due from banks	678,878	669,369	690,806	717,338	703,294
Derivative contracts, net	642,969	376,621	311,542	331,834	328,802
Cash surrender value of bank-owned life insurance	391,951	390,009	388,012	385,190	384,974
Receivable on unsettled securities sales	4,626,307	3,046,111	1,973,604	1,742,794	1,437,462
Other assets	3,095,354	2,834,953	2,736,337	2,705,089	2,629,710
TOTAL ASSETS	$49,757,031	$45,720,618	$44,213,354	$43,580,348	$40,844,777

LIABILITIES AND EQUITY
Deposits:
Demand	$11,489,322	$9,232,859	$9,612,533	$9,759,710	$9,883,965
Interest-bearing transaction	18,040,170	16,159,654	14,685,385	13,131,542	12,512,282
Savings	656,669	563,821	554,605	557,122	558,738
Time	2,464,793	2,239,234	2,247,717	2,251,800	2,207,391
Total deposits	32,650,954	28,195,568	27,100,240	25,700,174	25,162,376
Funds purchased and repurchase agreements	5,816,484	3,815,941	4,120,610	3,106,163	2,066,950
Other borrowings	3,527,303	6,542,325	6,247,194	8,125,023	7,175,617
Subordinated debentures	275,949	275,932	275,916	275,900	275,887
Derivative contracts, net	836,667	379,342	276,078	300,051	283,484
Due on unsettled securities purchases	887,973	960,780	784,174	745,893	821,688
Other liabilities	690,087	642,764	561,654	547,144	460,732
TOTAL LIABILITIES	44,685,417	40,812,652	39,365,866	38,800,348	36,246,734
Total equity	5,071,614	4,907,966	4,847,488	4,780,000	4,598,043
TOTAL LIABILITIES AND EQUITY	$49,757,031	$45,720,618	$44,213,354	$43,580,348	$40,844,777

STATEMENTS OF EARNINGS -- UNAUDITED
BOK FINANCIAL CORPORATION
(in thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2020	2019	2020	2019

Interest revenue	$306,384	$390,820	$655,321	$766,894
Interest expense	28,280	105,388	115,857	203,360
Net interest revenue	278,104	285,432	539,464	563,534
Provision for credit losses	135,321	5,000	229,092	13,000
Net interest revenue after provision for credit losses	142,783	280,432	310,372	550,534
Other operating revenue:
Brokerage and trading revenue	62,022	40,526	112,801	72,143
Transaction card revenue	22,940	21,915	44,821	42,653
Fiduciary and asset management revenue	41,257	45,025	85,715	88,383
Deposit service charges and fees	22,046	28,074	48,176	56,317
Mortgage banking revenue	53,936	28,131	91,103	51,965
Other revenue	11,479	12,437	23,788	25,199
Total fees and commissions	213,680	176,108	406,404	336,660
Other gains (losses), net	6,768	3,480	(3,973)	6,456
Gain on derivatives, net	21,885	11,150	40,305	15,817
Gain (loss) on fair value option securities, net	(14,459)	9,853	53,934	19,518
Change in fair value of mortgage servicing rights	(761)	(29,555)	(89,241)	(50,221)
Gain on available for sale securities, net	5,580	1,029	5,583	1,105
Total other operating revenue	232,693	172,065	413,012	329,335
Other operating expense:
Personnel	176,235	160,342	332,416	329,570
Business promotion	1,935	10,142	8,150	18,016
Professional fees and services	12,161	13,002	25,109	29,141
Net occupancy and equipment	30,675	26,880	56,736	56,401
Insurance	5,156	6,454	10,136	11,293
Data processing and communications	32,942	29,735	65,685	61,184
Printing, postage and supplies	3,502	4,107	7,774	8,992
Net losses and operating expenses of repossessed assets	1,766	580	3,297	2,576
Amortization of intangible assets	5,190	5,138	10,284	10,329
Mortgage banking costs	15,598	11,545	26,143	21,451
Other expense	7,227	8,212	15,281	14,341
Total other operating expense	295,387	277,137	564,011	564,294

Net income before taxes	80,089	175,360	159,373	315,575
Federal and state income taxes	15,803	37,580	33,103	67,530

Net income	64,286	137,780	126,270	248,045
Net income (loss) attributable to non-controlling interests	(407)	217	(502)	(130)
Net income attributable to BOK Financial Corporation shareholders	$64,693	$137,563	$126,772	$248,175

Average shares outstanding:
Basic	69,876,043	70,887,063	69,999,865	71,135,414
Diluted	69,877,467	70,902,033	70,003,817	71,151,558

Net income per share:
Basic	$0.92	$1.93	$1.80	$3.47
Diluted	$0.92	$1.93	$1.80	$3.46

FINANCIAL HIGHLIGHTS -- UNAUDITED
BOK FINANCIAL CORPORATION
(in thousands, except ratio and share data)

	Three Months Ended
	June 30, 2020	Mar. 31, 2020	Dec. 31, 2019	Sept. 30, 2019	June 30, 2019
Capital:
Period-end shareholders' equity	$5,096,995	$5,026,248	$4,855,795	$4,829,016	$4,709,438
Risk weighted assets	$32,258,548	$32,973,242	$31,673,425	$32,159,139	$32,040,741
Risk-based capital ratios:
Common equity tier 1	11.41%	10.98%	11.39%	11.06%	10.84%
Tier 1	11.41%	10.98%	11.39%	11.06%	10.84%
Total capital	13.40%	12.65%	12.94%	12.56%	12.34%
Leverage ratio	7.74%	8.15%	8.40%	8.41%	8.75%
Tangible common equity ratio[1]	8.79%	8.39%	8.98%	8.72%	8.69%

Common stock:
Book value per share	$72.50	$71.49	$68.80	$68.15	$66.15
Tangible book value per share	55.83	54.85	52.17	51.60	49.68
Market value per share:
High	$67.62	$87.40	$88.28	$84.35	$88.17
Low	$37.80	$34.57	$71.85	$72.96	$72.60
Cash dividends paid	$35,769	$35,949	$36,011	$35,472	$35,631
Dividend payout ratio	55.29%	57.91%	32.63%	24.94%	25.90%
Shares outstanding, net	70,306,690	70,308,532	70,579,598	70,858,010	71,193,770
Stock buy-back program:
Shares repurchased	—	442,000	280,000	336,713	250,000
Amount	$—	$33,380	$22,844	$25,937	$20,125
Average price per share	$—	$75.52	$81.59	$77.03	$80.50

Performance ratios (quarter annualized):
Return on average assets	0.52%	0.55%	0.99%	1.29%	1.35%
Return on average equity	5.14%	5.10%	9.05%	11.83%	12.02%
Net interest margin	2.83%	2.80%	2.88%	3.01%	3.30%
Efficiency ratio	59.57%	58.62%	63.65%	59.31%	59.51%

Reconciliation of non-GAAP measures:
[1] Tangible common equity ratio:
Total shareholders' equity	$5,096,995	$5,026,248	$4,855,795	$4,829,016	$4,709,438
Less: Goodwill and intangible assets, net	1,171,686	1,169,898	1,173,362	1,172,411	1,172,564
Tangible common equity	$3,925,309	$3,856,350	$3,682,433	$3,656,605	$3,536,874

Total assets	$45,819,874	$47,119,162	$42,172,021	$43,127,205	$41,893,073
Less: Goodwill and intangible assets, net	1,171,686	1,169,898	1,173,362	1,172,411	1,172,564
Tangible assets	$44,648,188	$45,949,264	$40,998,659	$41,954,794	$40,720,509

Tangible common equity ratio	8.79%	8.39%	8.98%	8.72%	8.69%

	Three Months Ended
	June 30, 2020	Mar. 31, 2020	Dec. 31, 2019	Sept. 30, 2019	June 30, 2019
Pre-provision net revenue:
Net income before taxes	$80,089	$79,284	$141,039	$174,254	$175,360
Provision for expected credit losses	135,321	93,771	19,000	12,000	5,000
Net income (loss) attributable to non-controlling interests	(407)	(95)	430	(373)	217
Pre-provision net revenue	$215,817	$173,150	$159,609	$186,627	$180,143

Other data:
Tax equivalent interest	$2,630	$2,715	$2,726	$2,936	$3,481
Net unrealized gain (loss) on available for sale securities	$487,334	$435,989	$138,149	$178,060	$131,780

Mortgage banking:
Mortgage production revenue	$39,185	$21,570	$9,169	$13,814	$11,869

Mortgage loans funded for sale	$1,184,249	$548,956	$855,643	$877,280	$729,841
Add: current period-end outstanding commitments	546,304	657,570	158,460	379,377	344,087
Less: prior period end outstanding commitments	657,570	158,460	379,377	344,087	263,434
Total mortgage production volume	$1,072,983	$1,048,066	$634,726	$912,570	$810,494

Mortgage loan refinances to mortgage loans funded for sale	71%	57%	57%	56%	31%
Gain on sale margin	3.65%	2.06%	1.44%	1.51%	1.46%

Mortgage servicing revenue	$14,751	$15,597	$16,227	$16,366	$16,262
Average outstanding principal balance of mortgage loans serviced for others	19,319,872	20,416,546	20,856,446	21,172,874	21,418,690
Average mortgage servicing revenue rates	0.31%	0.31%	0.31%	0.31%	0.30%

Gain (loss) on mortgage servicing rights, net of economic hedge:
Gain (loss) on mortgage hedge derivative contracts, net	$21,815	$18,371	$(4,714)	$3,742	$11,128
Gain (loss) on fair value option securities, net	(14,459)	68,393	(8,328)	4,597	9,853
Gain (loss) on economic hedge of mortgage servicing rights	7,356	86,764	(13,042)	8,339	20,981
Gain (loss) on changes in fair value of mortgage servicing rights	(761)	(88,480)	9,297	(12,593)	(29,555)
Gain (loss) on changes in fair value of mortgage servicing rights, net of economic hedges, included in other operating revenue	6,595	(1,716)	(3,745)	(4,254)	(8,574)
Net interest revenue on fair value option securities[2]	2,702	4,268	1,544	1,245	1,296
Total economic benefit (cost) of changes in the fair value of mortgage servicing rights, net of economic hedges	$9,297	$2,552	$(2,201)	$(3,009)	$(7,278)
2  Actual interest earned on fair value option securities less internal transfer-priced cost of funds.

QUARTERLY EARNINGS TREND -- UNAUDITED
BOK FINANCIAL CORPORATION
(in thousands, except ratio and per share data)

	Three Months Ended
	June 30, 2020	Mar. 31, 2020	Dec. 31, 2019	Sept. 30, 2019	June 30, 2019

Interest revenue	$306,384	$348,937	$369,857	$395,207	$390,820
Interest expense	28,280	87,577	99,608	116,111	105,388
Net interest revenue	278,104	261,360	270,249	279,096	285,432
Provision for credit losses	135,321	93,771	19,000	12,000	5,000
Net interest revenue after provision for credit losses	142,783	167,589	251,249	267,096	280,432
Other operating revenue:
Brokerage and trading revenue	62,022	50,779	43,843	43,840	40,526
Transaction card revenue	22,940	21,881	22,548	22,015	21,915
Fiduciary and asset management revenue	41,257	44,458	45,021	43,621	45,025
Deposit service charges and fees	22,046	26,130	27,331	28,837	28,074
Mortgage banking revenue	53,936	37,167	25,396	30,180	28,131
Other revenue	11,479	12,309	15,283	17,626	12,437
Total fees and commissions	213,680	192,724	179,422	186,119	176,108
Other gains (losses), net	6,768	(10,741)	(1,649)	4,544	3,480
Gain (loss) on derivatives, net	21,885	18,420	(4,644)	3,778	11,150
Gain (loss) on fair value option securities, net	(14,459)	68,393	(8,328)	4,597	9,853
Change in fair value of mortgage servicing rights	(761)	(88,480)	9,297	(12,593)	(29,555)
Gain on available for sale securities, net	5,580	3	4,487	5	1,029
Total other operating revenue	232,693	180,319	178,585	186,450	172,065
Other operating expense:
Personnel	176,235	156,181	168,422	162,573	160,342
Business promotion	1,935	6,215	8,787	8,859	10,142
Charitable contributions to BOKF Foundation	3,000	—	2,000	—	1,000
Professional fees and services	12,161	12,948	13,408	12,312	13,002
Net occupancy and equipment	30,675	26,061	26,316	27,558	26,880
Insurance	5,156	4,980	5,393	4,220	6,454
Data processing and communications	32,942	32,743	31,884	31,915	29,735
Printing, postage and supplies	3,502	4,272	3,700	3,825	4,107
Net losses and operating expenses of repossessed assets	1,766	1,531	2,403	1,728	580
Amortization of intangible assets	5,190	5,094	5,225	5,064	5,138
Mortgage banking costs	15,598	10,545	14,259	14,975	11,545
Other expense	7,227	8,054	6,998	6,263	8,212
Total other operating expense	295,387	268,624	288,795	279,292	277,137
Net income before taxes	80,089	79,284	141,039	174,254	175,360
Federal and state income taxes	15,803	17,300	30,257	32,396	37,580
Net income	64,286	61,984	110,782	141,858	137,780
Net income (loss) attributable to non-controlling interests	(407)	(95)	430	(373)	217
Net income attributable to BOK Financial Corporation shareholders	$64,693	$62,079	$110,352	$142,231	$137,563

Average shares outstanding:
Basic	69,876,043	70,123,685	70,295,899	70,596,307	70,887,063
Diluted	69,877,467	70,130,166	70,309,644	70,609,924	70,902,033
Net income per share:
Basic	$0.92	$0.88	$1.56	$2.00	$1.93
Diluted	$0.92	$0.88	$1.56	$2.00	$1.93

LOANS TREND -- UNAUDITED
BOK FINANCIAL CORPORATION
(In thousands)

	June 30, 2020	Mar. 31, 2020	Dec. 31, 2019	Sept. 30, 2019	June 30, 2019
Commercial:
Energy	$3,974,174	$4,111,676	$3,973,377	$4,114,269	$3,921,353
Services	3,779,881	3,955,748	3,832,031	4,011,089	4,105,117
Healthcare	3,289,343	3,165,096	3,033,916	3,032,968	2,926,510
General business	3,115,112	3,563,455	3,192,326	3,266,299	3,383,928
Total commercial	14,158,510	14,795,975	14,031,650	14,424,625	14,336,908

Commercial real estate:
Multifamily	1,407,107	1,282,457	1,265,562	1,324,839	1,300,372
Office	973,995	962,004	928,379	1,014,275	1,056,306
Retail	780,467	774,198	775,521	799,169	825,399
Industrial	723,005	728,026	856,117	873,536	828,569
Residential construction and land development	136,911	138,958	150,879	135,361	141,509
Other commercial real estate	532,659	564,442	457,325	478,877	557,878
Total commercial real estate	4,554,144	4,450,085	4,433,783	4,626,057	4,710,033

Paycheck protection program	2,081,428	—	—	—	—

Loans to individuals:
Permanent mortgage	1,813,442	1,844,555	1,886,378	1,925,539	1,975,449
Permanent mortgages guaranteed by U.S. government agencies	322,269	197,889	197,794	191,764	195,373
Personal	1,226,097	1,175,466	1,201,382	1,117,382	1,037,889
Total loans to individuals	3,361,808	3,217,910	3,285,554	3,234,685	3,208,711

Total	$24,155,890	$22,463,970	$21,750,987	$22,285,367	$22,255,652

LOANS MANAGED BY PRINCIPAL MARKET AREA -- UNAUDITED
BOK FINANCIAL CORPORATION
(in thousands)

	June 30, 2020	Mar. 31, 2020	Dec. 31, 2019	Sept. 30, 2019	June 30, 2019

Texas:
Commercial	$5,771,691	$6,350,690	$6,174,894	$6,220,227	$5,877,265
Commercial real estate	1,389,547	1,296,266	1,259,117	1,292,116	1,341,609
Paycheck protection program	612,133	—	—	—	—
Loans to individuals	748,474	756,634	727,175	749,361	673,463
Total Texas	8,521,845	8,403,590	8,161,186	8,261,704	7,892,337

Oklahoma:
Commercial	5,086,934	3,886,086	3,454,825	3,690,100	3,762,234
Commercial real estate	636,021	593,473	631,026	679,786	717,970
Paycheck protection program	442,518	—	—	—	—
Loans to individuals	1,967,665	1,788,518	1,854,864	1,753,698	1,786,162
Total Oklahoma	8,133,138	6,268,077	5,940,715	6,123,584	6,266,366

Colorado:
Commercial	1,600,382	2,181,309	2,169,598	2,247,798	2,325,742
Commercial real estate	937,742	955,608	927,826	975,066	1,023,410
Paycheck protection program	488,279	—	—	—	—
Loans to individuals	264,872	268,674	276,939	303,605	314,317
Total Colorado	3,291,275	3,405,591	3,374,363	3,526,469	3,663,469

Arizona:
Commercial	1,036,862	1,396,582	1,307,073	1,276,534	1,330,415
Commercial real estate	689,121	714,161	728,832	771,425	761,243
Paycheck protection program	318,961	—	—	—	—
Loans to individuals	177,066	181,821	186,539	170,815	168,019
Total Arizona	2,222,010	2,292,564	2,222,444	2,218,774	2,259,677

Kansas/Missouri:
Commercial	404,860	556,255	527,872	566,969	602,836
Commercial real estate	314,504	310,799	322,541	374,795	331,443
Paycheck protection program	76,724	—	—	—	—
Loans to individuals	102,577	116,734	131,069	146,522	155,453
Total Kansas/Missouri	898,665	983,788	981,482	1,088,286	1,089,732

New Mexico:
Commercial	182,688	327,164	305,320	335,409	350,520
Commercial real estate	455,574	434,150	402,148	374,331	385,058
Paycheck protection program	128,058	—	—	—	—
Loans to individuals	83,470	87,110	90,257	92,270	92,626
Total New Mexico	849,790	848,424	797,725	802,010	828,204

Arkansas:
Commercial	75,093	97,889	92,068	87,588	87,896
Commercial real estate	131,635	145,628	162,293	158,538	149,300
Paycheck protection program	14,755	—	—	—	—
Loans to individuals	17,684	18,419	18,711	18,414	18,671
Total Arkansas	239,167	261,936	273,072	264,540	255,867

TOTAL BOK FINANCIAL	$24,155,890	$22,463,970	$21,750,987	$22,285,367	$22,255,652
Loans attributed to a principal market may not always represent the location of the borrower or the collateral.

DEPOSITS BY PRINCIPAL MARKET AREA -- UNAUDITED
BOK FINANCIAL CORPORATION
(in thousands)

	June 30, 2020	Mar. 31, 2020	Dec. 31, 2019	Sept. 30, 2019	June 30, 2019
Oklahoma:
Demand	$4,378,559	$3,669,558	$3,257,337	$3,515,312	$3,279,360
Interest-bearing:
Transaction	11,438,489	9,955,697	8,574,912	7,447,799	7,020,484
Savings	387,557	329,631	306,194	308,103	307,785
Time	1,330,619	1,137,802	1,125,446	1,198,170	1,253,804
Total interest-bearing	13,156,665	11,423,130	10,006,552	8,954,072	8,582,073
Total Oklahoma	17,535,224	15,092,688	13,263,889	12,469,384	11,861,433

Texas:
Demand	3,070,955	2,767,399	2,757,376	2,867,915	2,970,340
Interest-bearing:
Transaction	3,358,090	2,874,362	2,911,731	2,589,063	2,453,187
Savings	128,892	115,039	102,456	100,597	103,125
Time	476,867	505,565	495,343	464,264	425,253
Total interest-bearing	3,963,849	3,494,966	3,509,530	3,153,924	2,981,565
Total Texas	7,034,804	6,262,365	6,266,906	6,021,839	5,951,905

Colorado:
Demand	2,096,075	1,579,764	1,729,674	1,694,044	1,621,820
Interest-bearing:
Transaction	1,816,604	1,759,384	1,769,037	1,910,874	1,800,271
Savings	67,477	58,000	53,307	60,107	57,263
Time	254,845	279,105	283,517	273,622	246,198
Total interest-bearing	2,138,926	2,096,489	2,105,861	2,244,603	2,103,732
Total Colorado	4,235,001	3,676,253	3,835,535	3,938,647	3,725,552

New Mexico:
Demand	965,877	750,052	623,722	645,698	630,861
Interest-bearing:
Transaction	752,565	563,891	558,493	539,260	557,881
Savings	80,242	67,553	63,999	62,863	62,636
Time	222,370	235,778	238,140	236,135	232,569
Total interest-bearing	1,055,177	867,222	860,632	838,258	853,086
Total New Mexico	2,021,054	1,617,274	1,484,354	1,483,956	1,483,947

Arizona:
Demand	985,757	665,396	681,268	705,895	704,144
Interest-bearing:
Transaction	780,500	729,603	684,929	600,103	560,861
Savings	15,669	8,832	10,314	12,487	11,966
Time	42,318	47,081	49,676	44,347	43,099
Total interest-bearing	838,487	785,516	744,919	656,937	615,926
Total Arizona	1,824,244	1,450,912	1,426,187	1,362,832	1,320,070

	June 30, 2020	Mar. 31, 2020	Dec. 31, 2019	Sept. 30, 2019	June 30, 2019
Kansas/Missouri:
Demand	427,795	318,985	384,533	376,020	431,856
Interest-bearing:
Transaction	526,635	537,552	784,574	284,940	310,774
Savings	15,033	12,888	12,169	11,689	13,125
Time	17,746	19,137	17,877	19,126	19,205
Total interest-bearing	559,414	569,577	814,620	315,755	343,104
Total Kansas/Missouri	987,209	888,562	1,199,153	691,775	774,960

Arkansas:
Demand	67,147	70,428	27,381	39,513	29,176
Interest-bearing:
Transaction	177,535	175,803	108,076	149,506	148,485
Savings	2,101	1,862	1,837	1,747	1,783
Time	7,995	8,005	7,850	7,877	7,810
Total interest-bearing	187,631	185,670	117,763	159,130	158,078
Total Arkansas	254,778	256,098	145,144	198,643	187,254

TOTAL BOK FINANCIAL	$33,892,314	$29,244,152	$27,621,168	$26,167,076	$25,305,121

NET INTEREST MARGIN TREND -- UNAUDITED
BOK FINANCIAL CORPORATION

	Three Months Ended
	June 30, 2020	Mar. 31, 2020	Dec. 31, 2019	Sept. 30, 2019	June 30, 2019

TAX-EQUIVALENT ASSETS YIELDS
Interest-bearing cash and cash equivalents	0.07%	1.33%	1.62%	2.42%	2.57%
Trading securities	2.46%	2.89%	3.19%	3.49%	3.59%
Investment securities, net of allowance	4.77%	4.73%	4.69%	4.46%	4.41%
Available for sale securities	2.29%	2.48%	2.52%	2.60%	2.63%
Fair value option securities	2.00%	2.67%	2.62%	2.79%	3.34%
Restricted equity securities	2.75%	5.49%	5.37%	6.34%	6.30%
Residential mortgage loans held for sale	3.10%	3.50%	3.55%	3.73%	3.65%
Loans	3.63%	4.50%	4.75%	5.12%	5.39%
Allowance for loan losses
Loans, net of allowance	3.69%	4.55%	4.80%	5.17%	5.45%
Total tax-equivalent yield on earning assets	3.12%	3.73%	3.93%	4.25%	4.51%

COST OF INTEREST-BEARING LIABILITIES
Interest-bearing deposits:
Interest-bearing transaction	0.21%	0.89%	1.00%	1.08%	1.04%
Savings	0.05%	0.09%	0.11%	0.14%	0.12%
Time	1.36%	1.83%	1.94%	1.94%	1.90%
Total interest-bearing deposits	0.34%	0.98%	1.09%	1.17%	1.13%
Funds purchased and repurchase agreements	0.14%	1.14%	1.56%	2.01%	2.08%
Other borrowings	0.56%	1.66%	2.01%	2.42%	2.67%
Subordinated debt	5.16%	5.30%	5.40%	5.48%	5.53%
Total cost of interest-bearing liabilities	0.37%	1.19%	1.40%	1.68%	1.70%
Tax-equivalent net interest revenue spread	2.75%	2.54%	2.53%	2.57%	2.81%
Effect of noninterest-bearing funding sources and other	0.08%	0.26%	0.35%	0.44%	0.49%
Tax-equivalent net interest margin	2.83%	2.80%	2.88%	3.01%	3.30%

Yield calculations are shown on a tax equivalent basis at the statutory federal and state rates for the periods presented. The yield calculations exclude security trades that have been recorded on trade date with no corresponding interest income and the unrealized gains and losses. The yield calculation also includes average loan balances for which the accrual of interest has been discontinued and are net of unearned income. Yield/rate calculations are generally based on the conventions that determine how interest income and expense is accrued.

CREDIT QUALITY INDICATORS -- UNAUDITED
BOK FINANCIAL CORPORATION
(in thousands, except ratios)

	Three Months Ended
	June 30, 2020	Mar. 31, 2020	Dec. 31, 2019	Sept. 30, 2019	June 30, 2019
Nonperforming assets:
Nonaccruing loans:
Commercial:
Energy	$162,989	$96,448	$91,722	$88,894	$71,632
Healthcare	3,645	4,070	4,480	5,978	16,148
Services	21,032	8,425	7,483	6,119	10,087
General business	14,333	9,681	11,731	10,715	25,528
Total commercial	201,999	118,624	115,416	111,706	123,395

Commercial real estate	13,956	8,545	27,626	23,185	21,670

Loans to individuals:
Permanent mortgage	33,098	30,721	31,522	30,972	31,734
Permanent mortgage guaranteed by U.S. government agencies	6,110	5,005	6,100	6,332	6,743
Personal	233	277	287	271	237
Total loans to individuals	39,441	36,003	37,909	37,575	38,714

Total nonaccruing loans	$255,396	$163,172	$180,951	$172,466	$183,779
Accruing renegotiated loans guaranteed by U.S. government agencies	114,571	91,757	92,452	92,718	95,989
Real estate and other repossessed assets	35,330	36,744	20,359	21,026	16,940
Total nonperforming assets	$405,297	$291,673	$293,762	$286,210	$296,708
Total nonperforming assets excluding those guaranteed by U.S. government agencies	284,616	194,911	195,210	187,160	193,976

Accruing loans 90 days past due[1]	11,316	3,706	7,680	1,541	2,698

Gross charge-offs	$15,570	$18,917	$14,268	$11,707	$13,227
Recoveries	(1,491)	(1,696)	(1,816)	(1,066)	(5,503)
Net charge-offs	$14,079	$17,221	$12,452	$10,641	$7,724

Provision for loan losses	$134,365	$95,964	$18,779	$12,539	$4,918
Provision for credit losses from off-balance sheet unfunded loan commitments	4,405	3,377	221	(539)	82
Provision for expected credit losses from mortgage banking acitivities[2]	(3,575)	(6,020)	—	—	—
Provision for credit losses related to held-to maturity (investment) securities portfolio[2]	126	450	—	—	—
Total provision for credit losses	$135,321	$93,771	$19,000	$12,000	$5,000

	Three Months Ended
	June 30, 2020	Mar. 31, 2020	Dec. 31, 2019	Sept. 30, 2019	June 30, 2019
Allowance for loan losses to period end loans	1.80%	1.40%	0.97%	0.92%	0.91%
Allowance for loan losses to period end loans excluding PPP loans[3]	1.97%	1.40%	0.97%	0.92%	0.91%
Combined allowance for loan losses and accrual for off-balance sheet credit risk from unfunded loan commitments to period end loans	1.94%	1.53%	0.98%	0.92%	0.92%
Combined allowance for loan losses and accrual for off-balance sheet credit risk from unfunded loan commitments to period end loans excluding PPP loans[3]	2.12%	1.53%	0.98%	0.92%	0.92%
Nonperforming assets to period end loans and repossessed assets	1.68%	1.30%	1.35%	1.28%	1.33%
Net charge-offs (annualized) to average loans	0.23%	0.31%	0.22%	0.19%	0.14%
Net charge-offs (annualized) to average loans excluding PPP loans[3]	0.25%	0.31%	0.22%	0.19%	0.14%
Allowance for loan losses to nonaccruing loans[1]	174.74%	199.35%	120.54%	123.05%	114.40%
Combined allowance for loan losses and accrual for off-balance sheet credit risk from unfunded loan commitments to nonaccruing loans[1]	187.94%	217.38%	121.44%	123.87%	115.48%
1 Excludes residential mortgage loans guaranteed by agencies of the U.S. government.
2 Included in Provision for credit losses effective with implementation of CECL on January 1, 2020.
3 Represents a non-GAAP measure meaningful due to the unique characteristics and short-term nature of the PPP loans.

SEGMENTS -- UNAUDITED
BOK FINANCIAL CORPORATION
(in thousands, except ratios)

	Three Months Ended			Change
Commercial Banking	June 30, 2020	Mar. 31, 2020	June 30, 2019	2Q20 vs 1Q20	2Q20 vs 2Q19
Net interest revenue	$145,109	$151,407	$184,471	(4.2)%	(21.3)%
Fees and commissions revenue	46,515	41,459	41,105	12.2%	13.2%
Other operating expense	62,933	60,752	63,415	3.6%	(0.8)%
Corporate expense allocations	5,437	8,905	10,652	(38.9)%	(49.0)%
Net income	80,992	74,975	106,280	8.0%	(23.8)%

Average assets	27,575,652	24,687,976	22,910,724	11.7%	20.4%
Average loans	19,262,827	18,812,015	18,812,800	2.4%	2.4%
Average deposits	14,599,225	11,907,386	10,724,206	22.6%	36.1%

Consumer Banking
Net interest revenue	$39,270	$43,932	$52,715	(10.6)%	(25.5)%
Fees and commissions revenue	67,192	55,062	48,830	22.0%	37.6%
Other operating expense	58,936	54,793	57,694	7.6%	2.2%
Corporate expense allocations	10,812	10,487	11,695	3.1%	(7.6)%
Net income	31,900	22,921	16,342	39.2%	95.2%

Average assets	9,920,005	9,850,853	9,212,667	0.7%	7.7%
Average loans	1,679,164	1,711,703	1,796,823	(1.9)%	(6.5)%
Average deposits	7,587,246	6,869,481	6,998,677	10.4%	8.4%

Wealth Management
Net interest revenue	$26,880	$18,904	$26,941	42.2%	(0.2)%
Fees and commissions revenue	106,757	97,881	85,925	9.1%	24.2%
Other operating expense	80,567	78,192	69,452	3.0%	16.0%
Corporate expense allocations	8,204	8,265	9,168	(0.7)%	(10.5)%
Net income	33,394	22,573	25,544	47.9%	30.7%

Average assets	15,721,452	12,723,412	9,849,396	23.6%	59.6%
Average loans	1,709,363	1,705,735	1,647,680	0.2%	3.7%
Average deposits	8,385,681	7,623,986	6,220,848	10.0%	34.8%
Fiduciary assets	50,560,584	47,053,101	49,296,896	7.5%	2.6%
Assets under management or administration	79,452,502	75,783,829	81,774,602	4.8%	(2.8)%